Exhibit 99.1
                             PROGRESSIVE BANK, INC.
                                       AND
                         HUDSON CHARTERED BANCORP, INC.
                                    MERGE AS
                         PREMIER NATIONAL BANCORP, INC.

                       MERGER CREATES LARGEST INDEPENDENT
                      COMMERCIAL BANK IN THE HUDSON VALLEY


July 17, 1998

Progressive Bank, Inc. (NASDAQ:PSBK) and Hudson Chartered Bancorp, Inc. (AMEX:HCK) announced today that their merger will become effective after the close of business on July 17, 1998. Each outstanding share of Progressive common stock will be converted in the merger into 1.82 shares of common stock of the resulting holding company, named Premier National Bancorp, Inc. Each Hudson Chartered share will remain outstanding as one share of Premier common stock. Premier will have over $1.6 billion in assets, $150 million in capital funds, over 4 thousand beneficial shareholders and over 14 million outstanding shares with a market capitalization expected to exceed $300 million. Effective Monday, July 20, 1998, Premier common stock will trade on the American Stock Exchange under the symbol "PNB".

The parties' banking subsidiaries, First National Bank of the Hudson Valley and Pawling Savings Bank, will merge at the same time to form Premier National Bank. Headquartered in the Mid-Hudson Valley, approximately 75 miles from New York City, Premier National Bank will operate 36 branch offices and 33 ATMs covering all seven contiguous counties in the attractive southeastern New York area. As the largest independent commercial bank in its market area, Premier National Bank will enjoy a leading market share in Dutchess, Ulster and Putnam counties and a developing presence in the fast growing counties of Orange, Westchester and Rockland. The Bank will serve approximately 90,000 households in its market place and maintain approximately 12,000 business deposit and loan accounts. It will offer a full range of consumer, commercial and municipal banking products as well as personal investment and trust services. Combining the historic strengths of its constituent banks, Premier will be a leading provider of residential mortgage financing and small business lending.

In a statement issued today, T. Jefferson Cunningham III, Premier's Chairman of the Board, and Peter Van Kleeck, Premier's President and Chief Executive Officer, said,

          "The successful completion of our merger represents a cumulation of about seven months of hard work by the officers and staff of two outstanding community banks. This merger of equals, to create the largest and most successful independent commercial bank in our region, holds great promise for our customers and the communities we serve. Our employees are equally excited about their greater opportunities for career development, while our stockholders look forward to realizing the merger's inherent potential to enhance shareholder value. While much work remains ahead of us to achieve these benefits, we have laid a solid foundation since the December 1997 announcement of our merger agreement.

          "This merger has also allowed us to assemble a management team unrivaled in our region for local banking knowledge and experience, while our combined staff of over 600 will clearly continue the equally distinguished reputation which our constituent banks had for responsive and personalized service.

          "Unlike most of the bank consolidations in our region, this merger allows us to retain our competitive advantage of local ownership, direction and management, while matching the products and services and branch networks of our super-regional competitors. We face the future as a larger, stronger and more efficient single banking company, well positioned to capitalize on further opportunities for growth and expansion in our region."

The merged company is expected to consolidate four overlapping branches immediately, while the remaining two branch consolidations and the merger of its data processing systems are now planned to take place before the end of the summer. Due to this shift in timing, certain of the merger economies which were expected to begin to be realized in the third quarter will now more than likely occur in the fourth quarter. The Company does not believe this will have a material impact on the economies it expects to achieve from such consolidations when fully implemented.

Premier's Executive offices will be located on Route 55 in Lagrangeville, New York. While Premier National Bank will maintain Poughkeepsie as its head office, its administrative and operational center will be located on Route 52 in Fishkill, New York.

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Certain statements contained in this press release that are not historical fact are "forward-looking" statements and involve important risks and uncertainties. Such risks and uncertainties, which are detailed in the company's filings with the Securities and Exchange Commission, could cause the company's results to differ materially from the current expectations as expressed in this press release.


                     FOR FURTHER INFORMATION, PLEASE CONTACT
                          PREMIER'S SENIOR MANAGEMENT:

Peter Van Kleeck                 OR                  T. Jefferson Cunningham III
President & CEO                                      Chairman
914-437-4303                                         914-437-4305